MASTER SERVICES AGREEMENT

C3 BULLION INC & SOLUTIONSLOFT LLC

(MSA-C3B-SL-001)

THIS MASTER SERVICES AGREEMENT (the "Agreement") is made and entered into this ____ **Day of August 2024** (the "Effective Date") by and between:

A. PARTIES

1. **Solutionsloft LLC,** having its principal place of business at 8 The Green, Suite A, Dover, DE 19901, USA (hereinafter referred to as the "**Consultant**", which term shall, wherever the context so permits or requires, mean and include their successors-in-interest, legal representatives, administrators and permitted assigns by operation of law or contract) of the First Part

AND

2. **C3 Bullion Inc,** a Delaware corporation, having its principal place of business at 875 N. Michigan Avenue, Suite 3100 Chicago, IL 60611, USA (hereinafter referred to as the "**Client**", which term shall, wherever the context so permits or requires, mean and include its successors-in-interest, legal representatives, administrators and permitted assigns by operation of law or contract) of the Second Part

(also, sometimes each singularly referred to as "Party" and collectively as the "Parties")

B. RECITALS

WHEREAS:

A. The consultant is a software solutions and services provider.

B. Based on the representations and warranties by the Client, the Consultant has agreed to provide custom software development and consulting services to the Client from time to time in accordance with the terms of this Agreement.

C. SUBSTANTIVE TERMS

ARTICLE I. Definitions and Interpretation

1.1 Definitions. In this Agreement, unless the context requires otherwise, the following words and expressions shall have the following meanings:

1.1.1 **"Agreement"** means this Agreement as it may be amended from time to time in writing and signed by the authorized representatives of both the Parties and any schedules or annexures appended hereto, including all documents to which reference may properly be made in order to ascertain the rights and obligations of the Parties.

1.1.2 **"Business days"** mean Monday through Friday, except the days notified as holidays by the local, state or federal government.

1.1.3 **"Confidential Information"** has the meaning set forth in Article 6.3 hereof.

1.1.4 **"Dispute"** has the meaning set forth in Article XI hereof.

1.1.5 **"Effective Date"** has the meaning set forth in the recitals hereof.

1.1.6 **"Fees"** have the meaning set forth in Article 5.1 hereof.

1.1.7 **"Losses"** have the meaning set forth in Article 4.3 hereof.

1.1.8 **"Services"** mean the professional services to be provided under this Agreement, and may include development, product support, or consulting services.

1.1.9 **"Statement of Work"** is an agreement entered into between the Parties for the purpose of obtaining the Services, to be provided to the Client by the Consultant.

1.1.10 **"Term"** has the meaning set forth in Article 10.1 hereof.

1.1.11 **"Work"** has the meaning set forth in Article 3.1 hereof.

1.2 Interpretation

1.2.1 The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

1.2.2 The use of any gender herein shall be deemed to be or include the other gender and the use of the singular herein shall be deemed to be or include the plural (and vice versa), wherever appropriate.

1.2.3 The terms "hereof," "hereto," "herein" and "hereunder" shall mean of, to, in and under this Agreement, respectively.

1.2.4 Any matter requiring approval, including pre-approval, waiver or any other notice under this Agreement shall be deemed to require such approval, waiver or notice in writing.

1.2.5 References to this Agreement shall include any attached schedules, annexures, appendices or exhibits, which are hereby incorporated and made an integral, indivisible and substantive part of this Agreement.

ARTICLE II. Scope of Agreement

2.1 Appointment. The Client hereby appoints the Consultant for providing the Services hereto under the terms hereof. The precise scope of the Services shall be specified in Statements of Work entered into under this Agreement. This Agreement sets for the terms and conditions governing an individual Statement of Work between the Parties.

2.2 Mutual Agreement. The Services to be defined in a Statement of Work shall be agreed mutually between the Parties.

2.3 No Obligation. This Agreement does not obligate either Party to enter into any specific Statement of Work within any specific period of time.

2.4 Conflict. Notwithstanding anything to the contrary in this Article, in the event of any conflict between a general provision of this Agreement and a specific provision of a Statement of Work, the latter shall prevail to the extent of the inconsistency of the particular Statement of Work only.

2.5 Reasonable Assistance. The Consultant's ability to deliver the Services depends upon full and timely cooperation by the Client and its staff, as well as the accuracy, timeliness and completeness of any information provided.

2.6 Legal Relationship. In the performance of this Agreement, each Party is acting independently and is not an agent or representative of the other party. Neither Party has any authority to transact any business in the name of or on account of the other Party or otherwise obligate the other Party in any manner. This Agreement does not constitute a partnership, agency, joint marketing effort, co-marketing effort or joint venture. In addition to the foregoing, nothing in this Agreement shall be deemed to create an exclusive relationship between the Parties.

ARTICLE III. Ownership of Work Product

3.1 Work for Hire. Notwithstanding anything to the contrary in this Agreement, to the maximum extent permitted by law, the Services and all copyrightable works therein (the "Work") shall be deemed to be "work made for hire" and the Client shall be deemed to be the owner thereof under applicable law.

3.2 Assignment. If for any reason the Work would not be considered a work made for hire under applicable law, the Consultant does hereby sell, assign, and transfer to the Client, the entire right, title and interest in and to the copyright in the Work and any registrations and copyright applications relating thereto and any renewals and extensions thereof, and in and to all works based upon, derived from, or incorporating the Work.

ARTICLE IV. Limitation of Liability and Disclaimer

4.1 Warranty. The Consultant warrants that the Services shall be performed using generally accepted industry standards and practices. The Consultant shall use commercially reasonable efforts in providing Services that shall conform to the requirements of the Client in a given Statement of Work.

4.2 Disclaimer of Liability. To the extent permitted by applicable law, the Consultant disclaims all warranties and conditions, whether express, implied or statutory, other than those identified expressly set forth in this Article, including but not limited to warranties or conditions of title, non-infringement, merchantability and fitness for a particular purpose, with respect to the products, service deliverables, related materials and services. The Consultant shall not be liable for any services or products provided by third party vendors, developers or consultants identified or referred to the Client by the Consultant or its employees, affiliates, or agents unless such third party products or services are provided under written agreement between the Consultant and the Client, and then only to the extent expressly provided in such agreement.

4.3 Limited Liability. Without prejudice to anything contained in this Article, the entire liability of the Consultant for any all liabilities, losses, fines, penalties, assessments, levies, imposts, damages, claims, demands, costs and expenses of whatsoever nature, including litigation costs and lawyers' fees ("Losses") arising out of the Services to the Client, and any end-users, shall not exceed the value of a Statement of Work from which such Losses arise.

4.4 Finished Products. The Consultant has not conducted, and is not liable for conducting, any due diligence of Client's products or services to its customers for which the Services are provided. The Consultant hereby disclaims all liability arising out of any Losses with respect to the matters stated above. In the event of such Loss, the Client agrees that it is solely liable and shall hold the Consultant harmless against all such Losses.

ARTICLE V. Pricing and Payment Terms

5.1 Fees, Charges and Expenses. The Client shall pay to the Consultant all undisputed fees, charges and expenses ("Fees") for the Services that are specified in the applicable Statement of Work, with no right of set off for any reason whatsoever. The Consultant shall invoice the Client in amounts and at intervals specified in the applicable Statement of Work.

5.2 Dispute. If the Client, in good faith, disputes an amount set forth in an invoice, the Client shall pay the undisputed amount, and Client shall promptly notify the Consultant of such dispute and work in good faith with the Consultant to promptly resolve the disputed amount in accordance with the procedures contained in Article XI herein below. Notwithstanding the foregoing, if the Client does not notify the Consultant of its objection within seven (7) days of the invoice, it shall be deemed to be approved and the Client shall not be entitled to dispute such invoice under this sub-Article.

ARTICLE VI. Confidential Information

6.1 Obligation of Confidentiality. Each Party covenants that it shall not reveal, and shall use reasonable efforts to ensure that its agents, representatives, employees, officers, managers, legal, financial and professional advisors (hereinafter referred to as the “Representatives”) do not reveal any Confidential Information about the other Party except with the prior written consent of the same.

6.2 Sharing with Representatives. Each Party shall ensure that it only reveals the Confidential Information to its Representatives on a “need to know” basis and even in such case, the Representatives are bound by the same obligations of confidentiality as the Parties.

6.3 Meaning of Confidential Information. The term “Confidential Information” means any information that is known only to the concerned Party and its officers and may reasonably be inferred as confidential in nature, and includes (a) any information pertaining to trade secrets, methods, flowcharts, intellectual property, inventions, finance, systems, transactions, clients, vendors, suppliers and other information which is not generally known to the public; and (b) any information that is generated from, contains or otherwise reflects the Confidential Information.

6.4 Measures. The Parties shall devise and adopt all reasonable measures to protect the secrecy and integrity of the Confidential Information. These measures shall be no less stringent than the measures each Party uses to protect its own confidential information.

6.5 Exceptions. The provisions of confidentiality under this Agreement shall not apply to:

6.5.1 Information that is in the public domain or otherwise enters the public domain without any breach of the confidentiality provisions herein or binding on any third party;

6.5.2 Information that is acquired by a third party without any breach of confidentiality by the latter;

6.5.3 Information that a Party is compelled to disclose under a judicial, quasi-judicial or administrative order, writ, subpoena or other obligation binding upon the Party. However, in such an event, the concerned Party shall first notify the other Party of the order immediately upon the Party receiving it, and it shall also make a reasonable effort to obtain a protective order from the issuing court or agency limiting disclosure and use of the Confidential Information solely for the purposes intended to be served by the original order of production; or

6.5.4 Information that is independently developed by the recipient Party.

6.6 No License. Nothing in this Article shall be construed as a lease, license or assignment or a promise of a lease, license or assignment of any Confidential Information by one Party to the other Party.

ARTICLE VII. Indemnity

Each Party (the "Indemnitor") shall indemnify, defend and hold harmless the other Party and any affiliated and controlling entities of such Party, and the directors, employees, officers, agents, subcontractors, licensors and suppliers of each of them (in each case, the "Indemnitee") from and against all Losses to the extent caused by or otherwise resulting from the Indemnitor's acts or omissions or wilful misconduct except to the extent that such Losses are caused by the Indemnitee. Notwithstanding the foregoing or anything in the Agreement to the contrary, neither Party shall have any indemnification obligations for indirect and consequential losses, including loss of profits and goodwill.

ARTICLE VIII. Non-Solicitation

During the Term and two (2) years subsequent thereto, neither Party may deliberately nor actively solicit the employment of any employee of the other Party, which employee was engaged in the performance of the Services.

ARTICLE IX. Breach

In the event of breach by a Party of its obligations under this Agreement, the affected Party shall send the defaulting Party a notice of at least fifteen (15) business days to remedy the breach. In the event that the defaulting Party, in good faith, requests more time to remedy the breach, the affected Party shall provide the defaulting Party reasonable time required to remedy the breach, which shall not, in any case, be lower than five (5) business days. In the event that the defaulting Party fails to remedy its breach within the time periods stipulated hereinabove, the affected Party may terminate this Agreement under Article X hereof and pursue any other remedies available to it under this Agreement or the law, as the case may be.

ARTICLE X. Term and Termination

10.1 Term. The term of this agreement will begin on the Effective Date (the "Term"), after which it shall be renewed automatically for the same duration unless otherwise terminated by either party one month before the end date, subject to the termination provisions herein below.

10.2 Termination for Cause. To the extent permitted by applicable law, either Party may terminate this Agreement immediately by written notice to the other Party upon:

10.2.1 the institution by the other Party of insolvency or bankruptcy proceedings or any other act of bankruptcy or proceedings for the settlement of its debts;

10.2.2 the institution of such proceedings against the other Party, which is not dismissed or otherwise resolved in its favour within ninety (90) days thereafter;

10.2.3 breach of this Agreement by the other Party, subject to Article IX hereinabove; or

10.2.4 the other Party making a general assignment for the benefit of creditors.

10.3 Termination without Cause. Either Party may terminate this Agreement without reason for a written notice of at least two (2) months.

10.4 Effect of Termination on Statement of Work. Termination of the Agreement shall not terminate a particular Statement of Work that has already been proposed or issued validly under the terms of this Agreement, whether work has commenced on it or not, and such Statement of Work shall only be terminated in accordance with the procedure set forth in the Statement of Work. The terms of this Agreement shall govern the concerned Statement of Work until it is completed entirely or terminated as set forth hereinbefore.

ARTICLE XI. Dispute Resolution

The Parties agree to utilize the dispute resolution process to resolve any disputes, claim or question between them with respect to this Agreement ("Dispute") as expeditiously as possible and without resorting to litigation. The Parties shall keep confidential, except as may be required by law, all aspects of the Dispute and the Dispute resolution process. One Party shall give written notice to the other Party of the Dispute and request commencement of the Dispute resolution process. Then, the project managers from each Party shall meet within five (5) business days to negotiate and use commercially reasonable efforts to promptly reach a resolution of the Dispute. If the Dispute is not resolved by the project managers within such five (5) day period, either Party may give notice to the other Party that the Dispute must be escalated to the senior officers of each Party, who will meet within ten (10) business days to negotiate and use commercially reasonable efforts to resolve the Dispute. In the event the senior officers are unable to resolve the Dispute within sixty (60) days (unless the Parties mutually agree to extend their discussions), the Parties shall resolve their disputes by arbitration. The arbitration shall be conducted under the Arbitration Rules of the International Chamber of Commerce (ICC). For the purposes of arbitration, the legal seat shall be Delaware, USA.

ARTICLE XII. General

12.1 Survival. The provisions relating to confidentiality and non-solicitation shall survive the termination of this Agreement.

12.2 Entire Agreement. This Agreement and its related documents constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements or understandings, written or oral. There are no restrictions, promises, representations, warranties or undertakings, other than those set forth or referred to herein.

12.3 Notices. All notices, requests, consents and other communications provided for herein shall be in writing and shall be (a) delivered in person, (b) transmitted by email, (c) sent by registered or certified first-class mail, postage prepaid, or (d) sent by reputable overnight courier service, fees prepaid, to the recipient at the address, facsimile number or email address set forth below, or such other address, facsimile number or email address as may hereafter be designated in writing by such recipient. Notices shall be deemed given upon personal delivery, five (5) days following deposit in the mail as set forth above, upon acknowledgment by the receiving facsimile or email or one (1) day following deposit with an overnight courier service. All notices specified under this sub-Article shall be sent to the addresses of the Parties provided in the Schedule or such other address that is provided by one Party to the other Party.

12.4 Amendment. No amendment of this Agreement shall be effective, unless the same shall be in writing and signed by the Parties.

12.5 Waiver. No failure or delay by any party to take any action against any breach of this Agreement or default by any other Party shall constitute a waiver of such Party's right to enforce any provision hereof or to take any such action; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.

12.6 Severability. If any term, provision, covenant or restriction (collectively "provision") contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, illegal, void or unenforceable, the remainder of the provisions contained in this Agreement shall remain in full force and effect and this Agreement shall be construed as if such unenforceable provision had never been contained herein, to the extent that such construction does not lead to absurdity.

12.7 No Third-Party Beneficiary. This Agreement is not intended and shall not be construed to confer upon any person other than the Parties and their successors or assigns, any rights or remedies under or by reason of this Agreement.

12.8 Authorizations. The Parties respectively represent and warrant that they are free and have full right, power and authority to enter into this Agreement and perform all of their obligations hereunder and that they are under no legal or contractual impediment which would prevent their signing this Agreement or consummating the same.

12.9 Force Majeure

12.9.1 No Party shall be liable to the other for any loss or damage whatsoever arising from its failure to perform or delay in performing any of its obligations in this Agreement (other than payment or any accrued obligation for the payment of money) when such failure or delay is by reason of force majeure, that is, circumstances beyond the reasonable control of such Party. For the purposes of this Article, "force majeure" means and includes accident, bad weather, power failure, strike, lockout, riot, protest, delay by a third party, unforeseen problems with transport, blockade, civil strife and commotion, fire, natural disaster, flood, earthquake, explosion, epidemic, insurrection, war or warlike conditions, terrorism or threat of terrorism, embargo, act of God, actions of governments or governmental agencies, compliance with any law, regulation or other governmental order, whether or not valid, or other similar causes beyond the control of the Party effected.

12.9.2 The Party claiming to be so affected shall give notice to the other Party promptly after it learns of the occurrence of a force majeure event and of the adverse results thereof. Such notice shall set forth the nature and extent of the event. The delay or failure shall not be excused unless such notice is so given.

12.9.3 Notwithstanding any other provision of this Agreement, either Party may terminate this Agreement if the other Party is unable to perform any or all of its obligations hereunder for a period of six (6) months by reason of such force majeure event as if the date of termination were the date set forth herein as the expiration date hereof.

12.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one agreement. Copies of executed counterparts transmitted by facsimile or other electronic transmission service shall be considered original executed counterparts, *provided* that receipt of such counterparts is confirmed.

The Parties hereto have signed and executed this Agreement at the place and date hereinabove mentioned.

For and on behalf of **SOLUTIONSLOFT LLC**	For and on behalf of **C3 BULLION, INC**
	DocuSigned by: Christopher Werner 07C69C41989E489
Authorized Signature	Authorized Signature
Najam Ali	Christopher Werner
Name	Name
	CEO
Designation	Designation